Exhibit 99.2

July 8, 2016

Board of Directors

IMS Health Holdings, Inc.

83 Wooster Heights Road

Suite 501

Danbury, CT 06810

Re:	Amendment No. 1 to Registration Statement on Form S-4 of Quintiles Transnational
Holdings Inc. (File No. 333-211794), filed July 8, 2016 relating to shares of Common
Stock, $0.01 par value (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated May 3, 2016 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Quintiles Transnational Holdings Inc. (“Quintiles”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share, of IMS Health Holdings, Inc. (the “Company”) of the Exchange Ratio (as defined in the Opinion Letter) pursuant to the Agreement and Plan of Merger, dated as of May 3, 2016, by and between Quintiles and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement, as amended. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinions of the Financial Advisors—IMS Health’s Financial Advisor,” “The Merger—Background of the Merger,” “The Merger—IMS Health’s Reasons for the Merger; Recommendation of the IMS Health Board of Directors,” “The Merger—Opinion of IMS Health’s Financial Advisor” and “The Merger—Forward-Looking Financial Information” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement, as amended. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.

(GOLDMAN, SACHS & CO.)